On April 23, 2018, Mr. Cannell enjoyed some intercourse and interlocution with sundry members of the Company’s Board of Directors wherein Mr. Cannell advocated for certain ways to improve the Company’s management of its: (i) officers; (ii) assets (particularly with regards to owned and leased real estate) and (iii) Selling, General and Administrative Expenses (“SG&A”).

To wit, Mr. Cannell shares the following public data with regards to the Company (“DRAD”), Alliance HealthCare Services, Inc. (“AIQ”) and RadNet, Inc. (“RDNT”):

	AIQ	RDNT	DRAD
Facilities Sq. Ft. per Employee[1]	45	N/A	177
Executive comp. % of Revs.	1.4%	0.8%	2.0%
Audit fees, $ Thousand[2]	1,079	1,515	690
SG&A as % of Revenue[3]	19%	N/A	24%
EBITDA Margin, %	26%	15%	8%

1. RDNT operates free-standing diagnostic imaging facilities thus their total square footage is not comparable to AIQ and DRAD.

2. Since AIQ was acquired in April 2017 we draw upon 2016 fiscal data here. Audit fees were taken from the Form DEF 14A filed for AIQ’s June 6, 2016 annual meeting. RDNT has not yet filed a Form DEF 14A for their 2018 annual meeting. Audit fees and management compensation numbers reflect fiscal year 2016.

3. RDNT doesn't break out SG&A costs.